Exhibit 10.8

SELECT INCOME REIT

Summary of Trustee Compensation

The following is a summary of the currently effective compensation of the trustees of Select Income REIT for services as trustees, which is subject to modification at any time by the Board of Trustees:

Annual Retainer for Independent Trustees	$30,000
Meeting Fees for Independent Trustees	$750 per day per board or committee meeting, with a maximum fee of $1,500 for any one day with multiple board and committee meetings
Chair of the Audit Committee	$10,000 per year
Chair of the Compensation Committee	$5,000 per year
Chair of the Nominating and Governance Committee	$5,000 per year
Share Grants for all Trustees	As may be determined by the Compensation Committee